File No. 70-9757


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

            FORM U-1/A POST-EFFECTIVE AMENDMENT NO. 1
                   APPLICATION OR DECLARATION
                            under the
           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                    Entergy Mississippi, Inc.
                      308 East Pearl Street
                   Jackson, Mississippi 39201

(Names of company filing this statement and address of principal executive offices)

      _____________________________________________________


                       Entergy Corporation

(Name of top registered holding company parent of each applicant or declarant)

     _______________________________________________________


Carolyn C. Shanks                    Steven C. McNeal
President and Chief                  Vice President and Treasurer
Executive Officer                    Entergy Services, Inc.
Entergy Mississippi, Inc.            639 Loyola Avenue
308 East Pearl Street                New Orleans, Louisiana 70113
Jackson, Mississippi 39201


             (Name and address of agent for service)

    ________________________________________________________


The Commission is requested to mail copies of all orders, notices and other communications to:

Mark G. Otts, Esq.                   William T. Baker, Jr., Esq.
Senior Counsel -                     Kimberly M. Reisler, Esq.
Corporate and Securities             Thelen Reid & Priest LLP
Entergy Services, Inc.               40 W. 57th Street, 28th Floor
639 Loyola Avenue                    New York, New York 10019
New Orleans, Louisiana 70113         (212) 603-2000
(504) 576-5228                       (212) 603-2001 (fax)
(504) 576-4150 (fax)

Item 2. Fees, Commissions and Expenses

The Company believes that current market conditions require an increase above the 2% of principal amount of underwriters' fees, commissions and expenses as specified in Item 2 in this File to effect sales into the retail securities markets. Accordingly the Company amends the last paragraph of Item 2 in this File to read in its entirety as follows:

      The fees, commissions and expenses of the underwriters expected to be incurred with respect to the Bonds, Debentures,
Entity   Interests,  Preferred,  Debentures  issued   under   the
Subordinated Debenture Indenture, Tax-Exempt Bonds or Municipal Securities will not exceed the lesser of 3.25% of the principal amount of the Bonds, Debentures, Entity Interests, Preferred, Debentures issued under the Subordinated Debenture Indenture, Tax-Exempt Bonds or Municipal Securities, respectively, to be sold or those generally paid at the time of pricing for sales of first
mortgage   bonds,  debentures,  subsidiary  interests,  preferred
stock, subordinated indenture debentures, tax-exempt bonds or municipal securities, respectively, having the same maturity, issued by companies of comparable credit quality and having similar terms, conditions and features.


Item 5. Procedure

     The Company requests that the Commission's notice of proposed transactions published pursuant to Rule 23(e) be issued as soon as possible, and that the Commission's order authorizing the remaining transactions proposed in this proceeding be issued by October 1, 2002, to meet the Company's current financing schedule.

     The Company hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission, agrees that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision, and requests that there be no waiting period between the issuance of the Commission's order and the date it is to become effective.

Item 6. Exhibits and Financial Statements
Section A. Exhibits

H-2   Suggested Form of Notice of Proposed Transactions for
publication in the Federal Register.

                            SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 1 to the Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.


                              ENTERGY MISSISSIPPI, INC.



                              By:  /s/ Steven C. McNeal
                                  Steven C. McNeal
                              Vice President and Treasurer

Dated: September 3, 2002